March 20, 2019

Black Bird Potentials Inc.
47123 Michel Road
Ronan, Montana 59864

 Re: Offering Statement on Form 1-A

Gentlemen:

We have been requested by Black Bird Potentials Inc., a Wyoming corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A (the "Offering
Statement") relating to the qualification of shares of the Company's common stock under Regulation A promulgated under the Securities Act of 1933, as amended. Specifically, this opinion relates to an aggregate of 50,843,000 shares of the
Company's $.00001 par value common stock, as follows: (A) a total of 843,000 shares for the selling shareholders listed in the offering circular that forms a part of the Offering Statement (the "Selling Shareholder Shares") and (B)
50,000,000 shares for the Company (the "Company Shares").

In connection with this opinion, we have examined the Offering Statement, the Company's Articles of Incorporation and
Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (1) the 843,000 Selling Shareholder Shares to be offered by the selling shareholders pursuant to the Offering Statement are legally issued, fully paid and non-assessable shares of common stock of the Company and (2) the 50,000,000 Company Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of common stock of the Company.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Wyoming Business Corporation
Act (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption "Legal Matters" in the Offering Statement and in the offering circular included in the Offering Statement.
We confirm that, as of the date hereof, we own 22,500,000 shares of the Company's common stock and 500,000 shares of the
Company's Series A Super Voting Convertible Preferred Stock, and no other securities of the Company.

Sincerely,

/s/ Newlan & Newlan, Ltd.

NEWLAN & NEWLAN, LTD.